Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2005 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Moody's Corporation, which appears in Moody's Corporation's Annual Report on Form 10-K for the year ended December 31, 2004.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 27, 2005 relating to the financial statements, which appears in the Annual Report of the Profit Participation Plan of Moody's Corporation on Form 11-K for the year ended December 31, 2004.


/s/  PricewaterhouseCoopers LLP
-------------------------------
     PricewaterhouseCoopers LLP
     New York, New York
     July 13, 2005